Exhibit 10.59

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into on March 16, 2009 between Spansion LLC and Spansion, Inc., (together, “Spansion”) and Samsung Electronics Co., Ltd. (“Samsung”) (each, a “Party” and collectively, the “Parties”) for purposes of resolving patent disputes between the parties through licenses and covenants. For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to be bound by the following terms:

1.	Definitions.

a.	“Change-in-Control” means a transaction or a series of related transactions in which (i) one or more related entities or persons who did not previously own at least a fifty percent (50%) interest in the Party in question obtain at least a fifty percent (50%) interest in such Party or (ii) the acquisition of all or substantially all assets of the Party in question or (iii) a merger as a result of which the stockholders of the Party in question prior to the transaction do not thereafter own a majority of the Party in question or of the ultimate parent of the such Party. Notwithstanding the foregoing, circumstances in which existing debt holders of a Party exchange debt for equity in such Party shall not by itself be considered a Change-in-Control for purposes of this definition, provided that such debt holders are strictly financial or financial services entities (e.g., banks, lenders, investors, etc.) and not, e.g., entities which make and/or sell products that include semiconductor products or services related thereto.

b.	“Effective Date” means the date of approval of this Agreement by the Samsung board of directors (“BOD”), which shall occur no later than seven (7) business

CONFIDENTIAL

days after the date this Agreement is entered into. Samsung shall notify Spansion immediately of such approval by its BOD. In the event such approval is not obtained in the required time period the execution of this Agreement shall be null and void and the Parties shall not be bound to any of the terms and/or conditions of this Agreement and shall have no further obligation or liability in connection with this Agreement

c.	“Final Order” means, as applicable, an order or judgment of a court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

d.	“Subsidiary” or “Subsidiaries” means any corporation, company, or other business entity that is: (i) directly or indirectly controlled by a Party as of the date this Agreement is entered into; or (ii) created after such date as a result of a reorganization of a Party, provided that, in the case of Spansion, any such entity is not the result of a merger, acquisition (by or of Spansion), or purchase of third party assets. A Subsidiary shall cease to be a Subsidiary under this Agreement as of the date such Subsidiary is no longer controlled by a Party. For purposes of this Agreement, “control” means beneficial ownership of greater than fifty percent (50%) of the voting securities of such corporation, company or other business entity.

CONFIDENTIAL

2.	Patent Licenses and Covenants.

a.	License. Spansion hereby grants to Samsung a non-exclusive, worldwide, fully paid-up, royalty-free, perpetual and irrevocable right and license, to develop, make, have made, use, offer to sell, sell import, and otherwise commercially exploit products and methods covered by any claim of all patents and patent applications owned or controlled by Spansion and/or its Subsidiaries as of the date this Agreement is entered into or in the future (the “Licensed Patents”). The license granted in this Section 2.a to Samsung is not transferable and is without the right to sublicense, except to Subsidiaries of Samsung. This license is irrevocable and not subject to rejection or assignment in any bankruptcy or other insolvency proceeding.

b.	Spansion Covenant. Spansion (on behalf of itself and its Subsidiaries) hereby covenants not to sue Samsung or its Subsidiaries, or the distributors, resellers, retailers and customers of Samsung or its Subsidiaries under the Licensed Patents for making, having made, using, having used, selling, having sold, offering for sale, having offered for sale, importing or having imported any products or services of Samsung and/or its Subsidiaries or practicing any methods claimed in the Licensed Patents in connection with any products or services of Samsung and/or its Subsidiaries (the “Covenant Not to Sue”). The Covenant Not to Sue shall be worldwide and shall continue in perpetuity.

c.

Samsung Covenant. Samsung hereby covenants not to assert its patents or patent applications owned by Samsung and controlled by its Semiconductor Division (the “Samsung Semiconductor Patents”) now or in the future against Spansion

CONFIDENTIAL

and its Subsidiaries personally with respect to any product it makes (or has exclusively made for it) and sells exclusively under a brand it owns or controls. Neither Spansion nor its Subsidiaries may assign, delegate, sell, transfer, sublicense or otherwise dispose of, voluntarily or involuntarily, by operation of law or otherwise, any or all of its or their rights under the covenant set forth in this Section 2.c to any other person, third party, business or entity. Any such purported assignment, delegation, sale, transfer, sublicense or other disposition shall be deemed a breach of this Agreement and shall be null and void. In the event of a Change-in-Control of Spansion the covenant set forth in this Section 2.c shall immediately terminate.

d.

Settlement. Subject to Section 7 below, within ten (10) days after the date by which both (i) the court (the “Bankruptcy Court”) with jurisdiction over any Spansion chapter 11 proceeding (the “Bankruptcy Cases”) issues a Final Order approving this Agreement (as required to be obtained by Spansion as set forth in Section 7) and (ii) the dismissals of litigation required pursuant to Section 3 below are obtained, Samsung shall make an initial payment to Spansion’s Counsel, King & Spalding in the amount of forty million dollars (US$40,000,000.00) by direct wire transfer to King & Spalding. Samsung shall further pay to Spansion by wire transfer in the amount of thirty million dollars (US$30,000,000.00) in six equal monthly installments of five million dollars (US$5,000,000) each beginning thirty (30) days after such initial payment is made. The payments herein are subject to withholding taxes required by the Korean tax authorities pursuant to the Tax Treaty between the U.S.A. and Korea. Samsung shall withhold and timely

CONFIDENTIAL

pay any such tax amounts from each of the payments provided herein to the Tax Authorities and promptly furnish Spansion with certificates or receipts as proof of tax payment.

3.	Stays of Litigation. Immediately upon entering into this Agreement, the Parties agree to seek approval to stay all proceedings and actions, including International Trade Commission Investigation No. 337-TA-664 (the “ITC Action”) and Civil Action No. 08-855-SLR (D. Del) (the “Civil Action”) and in the action now pending in Japan, entitled H21(WA)1989 and H21(WA)1986 (the “Japanese Action”). The Parties shall jointly cooperate in effecting all such stays of litigation and other proceedings until the Bankruptcy Court issues a Final Order approving this Agreement. In the event the Court or ITC will not agree to stay the litigations as set forth herein, the Parties agree to seek approval to dismiss or terminate the litigation(s) without prejudice to re-filing if this settlement is not approved under the terms set forth herein. The Parties agree that the intent of this provision is to cease all activity related to the litigations and avoid incurring any costs and fees with respect to the litigations until a Final Order approving this Agreement is issued and the Parties agree to cooperate to avoid any unfair prejudice to any Party in the event that (1) this agreed upon settlement agreement is not approved by the Bankruptcy Court or (2) the stays contemplated by this provision are not approved by the relevant courts or agencies, including all reasonable extensions of time.

4.

Dismissals of Litigation. Upon the entry of a Final Order approving this Agreement, Spansion shall, within ten (10) business days, file a notice of dismissal with prejudice of the Civil Action and a motion to terminate with prejudice the ITC Action, and such dismissal and termination shall be against all defendants and respondents, respectively.

CONFIDENTIAL

Upon the entry of a Final Order approving this Agreement, Samsung shall, within ten (10) business days file a notice of dismissal with prejudice of its counterclaims in the Civil Action and in the Japanese Action. The Parties shall jointly cooperate in effecting all such dismissals with prejudice.

5.	Representation and Warranty. Spansion represents and warrants that: (i) it has full corporate power and authority to execute and deliver this Agreement subject to approval by the Bankruptcy Court; (ii) it has the right to grant the license, the Covenant Not to Sue and the releases herein and that the license shall be final subject to approval by the Bankruptcy Court, (iii) it has not granted and will not grant any licenses or other rights, under the Licensed Patents or otherwise, that would conflict with or prevent the rights granted to Samsung hereunder; (iv) that during the period of time from ninety (90) days prior to the date this Agreement is entered into and the Effective Date, it has not assigned or transferred or otherwise encumbered any patents and/or patent applications owned or controlled by Spansion and/or its Subsidiaries; and (v) that the Licensed Patents include all patents involved in the ITC and Delaware actions, all foreign counterparts, and all patents acquired or controlled as a result of the acquisition of Saifun Semiconductor. The Parties acknowledge that this is a license of intellectual property subject to Section 365(n) of title 11 of the United States Code.

6.

Waivers and Releases. Each of Spansion and Samsung, for itself and its Subsidiaries, and their past, present, and future partners, directors, officers, shareholders, executives, administrators, parent companies, subsidiaries, divisions, employees, servants, insurers, representatives, affiliates, agents, assigns, attorneys, predecessors, and successors in interest, do hereby irrevocably release, remise, acquit, and forever discharge the other

CONFIDENTIAL

Party, its Subsidiaries, their respective past, present, and future partners, directors, officers, shareholders, executives, administrators, parent companies, subsidiaries, divisions, employees, servants, insurers, representatives, affiliates, agents, assigns, attorneys, predecessors, and successors in interest, and in the case of Spansion, for itself and its Subsidiaries, the customers of Samsung and its Subsidiaries (but solely in connection with Samsung products and services), from any and all actions, causes of action, claims, suits, demands, rights, debts, dues, obligations, accounts, contracts, agreements, controversies, rights, judgments, damages, losses, costs, expenses, fees, attorneys’ fees, sanctions, executions, liabilities, obligations, and any and all other liabilities of any kind whatsoever, either in law or equity, whether known or unknown, suspected or unsuspected, that either of the Parties ever had, now has, or may have, prior to or as of the Effective Date, arising out of or relating in any way to the Licensed Patents or the Samsung Semiconductor Patents. For the avoidance of doubt the releases set forth above do not cover amounts that may be owed as the purchase price for the sale of products and services between the Parties.

The Parties intend the above releases to be effective regardless of whether the basis for any claims released is now known to or anticipated by the Parties and shall be effective even if facts relevant to this Agreement are found, after the Effective Date, to be different from the facts believed or assumed to be true as of the Effective Date. The Parties acknowledge that they are each aware of California Civil Code Section 1542, which provides as follows:

CONFIDENTIAL

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Parties agree to expressly waive any rights either of them may have under this Code section or under federal, state or common law statutes or judicial decisions of similar nature, and knowingly and voluntarily waive such unknown claims.

7.	Bankruptcy Court Approval. The payments pursuant to Section 2.d. are expressly subject to approval by the Bankruptcy Court by a Final Order approving this Agreement in form and substance reasonably acceptable to Samsung (the “Bankruptcy Court Order”) that includes, without limitation, findings that (i) the Spansion assets that are the subject hereof are property of the debtors’ estates in the Bankruptcy Cases, (ii) all the representations and warranties of Spansion in Section 5 above are true and accurate, (iii) the license granted to Samsung is irrevocable and not subject to rejection or assignment in any bankruptcy or other insolvency proceeding, (iv) the Bankruptcy Court has jurisdiction to approve and enforce this Agreement and all actions contemplated hereby, and (v) any liens or encumbrances, whether granted as adequate protection or otherwise, shall not interfere in any way with the license and covenants contained in Sections 2(a) and (b) herein. In addition, in no event shall the license in Section 2(a) herein itself be subject to any lien, including any lien granted as adequate protection. Any motion seeking approval of the proposed Bankruptcy Court Order must be reasonably acceptable to Samsung. Spansion will take all actions necessary and both parties will cooperate fully in order to obtain prompt approval of this Agreement in its original form in the Bankruptcy Cases.

CONFIDENTIAL

8.	Successors. The license in Section 2.a above and the Covenant Not to Sue shall be binding on successors in interest to, all transferees or assignees of and any exclusive licensee of any Licensed Patents, or any rights granted in any Licensed Patents. Spansion (on behalf of itself and its Subsidiaries) represents, warrants and covenants that it shall not assign any of the Licensed Patents without obtaining a written agreement by the assignee of such patent to be bound by the licenses and the Covenant Not to Sue.

9.	Term and Termination.

a.	Term. This Agreement shall commence as of the Effective Date and shall expire upon the expiration of the last to expire of the Licensed Patents (the “Term”) unless otherwise terminated in accordance with its terms.

b.

Termination. Subject to Section 11.d, this Agreement shall terminate: (i) automatically unless the Bankruptcy Court Order is issued within sixty days of the filing of the motion seeking its approval (or such other period of time as the Parties agree in writing, such agreement not to be unreasonably withheld); (ii) automatically upon the failure by the Parties to obtain the dismissals of litigation required by Section 4 within thirty days of the first filed notice of dismissal related thereto (or such other period of time as the Parties agree in writing, such agreement not to be unreasonably withheld); (iii) at Samsung’s election upon written notice in the event any motion or other pleading by Spansion to the Bankruptcy Court describing this Agreement is not reasonably satisfactory to Samsung; and (iv) at Samsung’s election upon written notice in the event the Bankruptcy Court modifies the terms and conditions of this Agreement from its

CONFIDENTIAL

original form. Other than as set forth in this Section 9.b, this Agreement may only be terminated by mutual written agreement of the Parties.

10.	Confidentiality. The Parties warrant and represent that they and their counsel have kept — and agree, warrant, and represent that they and their counsel will keep — all negotiations to resolve the litigation, and all terms of this Agreement strictly confidential to the extent permitted by law; provided that Samsung may disclose in relevant part as reasonably necessary the scope of the license, Covenant Not to Sue and release granted herein to its (and its Subsidiaries’) third party customers and business partners (e.g., distributors, resellers, retailers, etc.); provided further that Spansion may disclose as reasonably necessary the terms of this Agreement to obtain Creditor Approval and entry of the Bankruptcy Court Order.

11.	Miscellaneous.

a.	Choice of Laws. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without regard to conflict of law provisions. Any actions to enforce this Agreement or based on any of the issues in this Agreement shall be brought in the State or Federal Courts of New York.

b.	No Admission of Infringement, Enforcement or Validity. This Agreement represents the settlement of disputed claims asserted by each Party. Nothing contained herein is or is to be construed as an admission or evidence of liability on the part of the other Party.

c.	Supplemental Terms. This Agreement sets forth the entire agreement among the Parties as it relates to the subject matter of this Agreement, and replaces and

CONFIDENTIAL

supersedes any and all prior agreements, promises, proposals, representations, understandings and negotiations, written or not, relating to the same. No modification, amendment, supplement to or waiver of any provision of this Agreement will be binding upon the Parties unless made in a writing signed by the Parties. A failure of a Party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder. If any provision of this Agreement is found or held to be invalid or unenforceable, the meaning of such provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation shall save such provision, it will be severed from the remainder of this Agreement, as appropriate. The remainder of this Agreement shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by a Party.

d.	Survival. Sections 1,2.a, 2.b, 2.c and 5 shall survive any termination of this Agreement.

12.	Subject to Bankruptcy Court Approval. The Parties agree to the terms herein subject to the Bankruptcy Court Order, provided that if this Agreement is modified by the Bankruptcy Court in any way, the Parties agree that Samsung may unilaterally terminate this Agreement upon written notice. The Parties agree to use their best efforts to obtain the Bankruptcy Court’s approval of this Agreement in its original form.

CONFIDENTIAL

Agreed to this 16 day of March, 2009.

On behalf of Spansion LLC and Spansion, Inc.

/s/ Robert C. Melendres
Name:	Robert C. Melendres
Title:	EVP & CLO

On behalf of Samsung Electronics Co., Ltd.

/s/ Jeong-Taek Kong
Name:	Jeong-Taek Kong
Title:	Sr. VP, IP Team